UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HF Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The Company issued the following press release on December 5, 2011.

LEADING PROXY ADVISORY FIRM RECOMMENDS VOTING “FOR” HF FINANCIAL DIRECTOR NOMINEES

SIOUX FALLS, SD, December 5, 2011 — HF Financial Corp. (Nasdaq: HFFC) today announced that independent proxy advisory firm Egan-Jones recommended that shareholders vote their BLUE proxy card “FOR ALL” of HF Financial’s nominees to the Board of Directors and for all other Company proposals at the Company’s Annual Meeting on December 13, 2011.

In its December 5, 2011 report, Egan-Jones stated:

•      “We believe that voting the management ballot is in the best interest of the Company and its shareholders.  In arriving at that conclusion, we have considered the following factors:

•      Our belief that the Company offered in good faith to expand its board and appoint PL Capital nominee John Palmer to that board in return for support of the Company’s two nominees but was rebuffed by the dissidents.

•      Our belief that the Company should be given time to realize the intended benefits of its current strategic plan.

•      The fact that the Company made significant good faith efforts to avoid the current proxy contest, which is imposing substantial and unnecessary costs on the Company.”

•      “The nominees appear qualified and we recommend a vote “FOR” this Proposal on the BLUE proxy card provided by the management.”

Each shareholder’s vote is important.  The HF Financial Board encourages shareholders to use the BLUE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the BLUE proxy card.  Shareholders who have questions about how to vote or need additional assistance are encouraged to contact HF Financial’s proxy solicitation firm, Innisfree M&A Incorporated, at (888) 750-5834 or (212) 750-5833.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 34 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Corporation has opened a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com.

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from the Corporation’s stockholders in connection with the Corporation’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Corporation has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a proxy statement in connection with the Annual Meeting (the “Annual Meeting Proxy”), and advises its stockholders to read the Annual Meeting Proxy and any and all supplements and amendments thereto because they contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Corporation files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Corporation at 225 South Main Avenue, Sioux Falls, South Dakota 57104.

Certain Information Concerning Participants

The Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of the Corporation’s stockholders in connection with its Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Corporation’s proxy statement related to its 2011 Annual Meeting of Stockholders, filed with the SEC on November 16, 2011.

Media Contacts	Investor Contacts
Andrew Cole/Paul Scarpetta	Scott Winter/Mike Brinn
Sard Verbinnen & Co	Innisfree M&A Incorporated
212-687-8080	212-750-5833